Exhibit 10.5

SECURITY AGREEMENT

(INTELLECTUAL PROPERTY)

THIS SECURITY AGREEMENT (INTELLECTUAL PROPERTY) (the “Agreement”), is made as of the 30th day of March, 2007, by and among MICRONETICS, INC., a Delaware corporation with an executive office at 26 Hampshire Drive, Hudson, New Hampshire 03051 (the “Borrower”); MICROWAVE & VIDEO SYSTEMS, INC., a Connecticut corporation with an executive office at 160B Shelton Road, Monroe, Connecticut 06468, ENON MICROWAVE, INC., MICROWAVE CONCEPTS, INC., and STEALTH MICROWAVE, INC., each a Delaware corporation with an executive office at 26 Hampshire Drive, Hudson, New Hampshire 03051 (individually, a “Guarantor”, and collectively, the “Guarantors”, and the Borrower and each Guarantor are sometimes referred to individually, together with any successors to and assigns of any or all of its present or future interests in the Intellectual Property Collateral, as hereinafter defined, other than the Secured Party, as hereinafter defined, as the “Debtor”), and CITIZENS BANK NEW HAMPSHIRE, a guaranty savings bank chartered under the laws of the State of New Hampshire, with a place of business at 875 Elm Street, Manchester, New Hampshire 03101 (the “Secured Party”).

This Agreement is being executed pursuant to (i) a Commercial Loan Agreement of near or even date between Borrower, Guarantors, and Secured Party (the “Loan Agreement”) whereby the Secured Party has extended to the Borrower certain credit facilities consisting of a Revolving Line of Credit Loan in the principal amount of up to $5,000,000 and a Term Loan in the principal amount of up to $6,500,000 (collectively, the “Loans”), all as set forth and described in the Loan Agreement, and (ii) a Security Agreement of even date among Secured Party, Borrower, and Guarantors (the “Security Agreement”) whereby the Borrower and Guarantors have each granted to the Secured Party a Lien on inventory, accounts, goods, equipment, machinery, general intangibles and other assets referred to therein relating to goods and services manufactured, sold, licensed and marketed under the Intellectual Property Collateral to secure the Loans from the Secured Party to the Borrower, whereby the Secured Party shall have the right to foreclose on such assets in the event of an Event of Default. The intent and purpose of this Agreement is to secure all of the Borrower’s and Guarantors’ obligations to the Secured Party arising under and pursuant to the terms of the Loan Agreement and the Security Agreement, subject to the terms and conditions thereof.

Certain terms are used in this Agreement as specifically defined herein. These definitions are set forth or referred to in Section 9 hereof. Any and all terms not described herein shall have the meaning ascribed to them in the Loan Agreement.

1. Granting Clause; Intellectual Property Collateral; Assignments.

1.1 Granting Clause. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Debtor hereby grants to the Secured Party, a first security interest in the Intellectual Property Collateral, to secure the Secured Obligations and Borrower’s and Guarantors’ obligations under the Loan Agreement and the other Loan Documents. Upon

Citizens Bank New Hampshire Security Agreement (IP) – Micronetics et al.

the occurrence of an Event of Default, the Secured Party shall have the right under Section 1.3 to execute an assignment for and on behalf of the Debtor that sells, assigns and transfers to the Secured Party the Intellectual Property Collateral as security for the Secured Obligations and Debtor’s obligations under the Loan Agreement and the Security Agreement. For the avoidance of doubt, the foregoing provisions of this Section 1.1 constitute only a current grant of a security interest in the Intellectual Property Collateral but do not convey a current assignment or ownership interest in the Intellectual Property Collateral.

1.2 Intellectual Property Collateral. As used herein, the term “Intellectual Property Collateral” shall mean all now owned or hereafter acquired or arising:

(a) (i) patents and patent applications, including, without limitation, those listed on Schedule 1.2(a) hereto and the inventions and improvements described and claimed therein, and patentable inventions, (ii) the reissues, divisions, continuations, continuations-in-part, renewals and extensions of any of the foregoing, (iii) all income, royalties, damages or payments now or hereafter due and/or payable under any of the foregoing or with respect to any of the foregoing, including without limitation, damages or payments for past or future infringements of any of the foregoing, (iv) the right to sue for past, present and future infringements of any of the foregoing, and (v) all rights corresponding to any of the foregoing throughout the world (collectively, the “Patents”);

(b) (i) trademarks, service marks, trademark registrations, service mark registrations, trade names, collective marks and certification marks, and trademark and servicemark applications, and trade dress, including logos and/or designs, in connection with any of the foregoing including, without limitation, those listed on Schedule 1.2(b) hereto, (ii) all renewals of any of the foregoing, (iii) all income, royalties, damages and payments now or hereafter due and/or payable under any of the foregoing or with respect to any of the foregoing, including without limitation, damages or payments for past or future infringements of any of the foregoing, (iv) the right to sue for past, present and future infringements of any of the foregoing, (v) all rights corresponding to any of the foregoing throughout the world, and (vi) the goodwill of the Debtor’s business connected with and symbolized by any of the foregoing (collectively, the “Marks”);

(c) (i) trade secrets, including, without limitation, patentable inventions, any and all product formulae, manufacturing techniques, product specifications, financial information, customer lists, computer data and programs, and marketing and business plans, (ii) all income, royalties, damages and payments now or hereafter due and/or payable under any of the foregoing or with respect to any of the foregoing, including without limitation, damages or payments for past or future infringements of any of the foregoing, (iii) the right to sue for past, present and future infringements of any of the foregoing, and (iv) all rights corresponding to any of the foregoing throughout the world (collectively, the “Trade Secrets”).

(d) (i) copyrights, copyright registrations, and copyright applications, including, without limitation, those listed on Schedule 1.2(d) hereto and copyrights for computer programs and all tangible property embodying the copyrights, (ii) the reissues, renewals and extensions of

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any of the foregoing, (iii) all income, royalties, damages and payments now or hereafter due and/or payable under any of the foregoing or with respect to any of the foregoing, including without limitation, damages or payments for past or future infringements of any of the foregoing, (iv) the right to sue for past, present and future infringements of any of the foregoing, and (v) all rights corresponding to any of the foregoing throughout the world (collectively, the “Copyrights”);

(e) subject to the provisions of each license or license agreement or as otherwise permitted under the provisions of Article 9 of the Uniform Commercial Code as adopted by the State of New Hampshire, all licenses and license agreements, whether as a licenser or licensee, with any other Person, including, without limitation, the licenses of the Debtor listed on Schedule 1.2(e) hereto, relating to the use of any Patents, Marks, Trade Secrets or Copyrights, and all rights of Debtor under any of the foregoing, including the right to (i) prepare for sale, (ii) sell, and (iii) advertise for sale, all inventory now or hereafter owned by Debtor and now or hereafter covered by such license (collectively, the “Licenses”);

together with all proceeds (cash and non-cash) and products of the foregoing.

1.3 Assignments. In order to duly perfect the Secured Party’s interests in the Intellectual Property Collateral and/or to notify interested third parties of the Secured Party’s interests therein, upon an Event of Default, the Secured Party may exercise its rights under the power of attorney granted under Section 8.2 to execute in the name of the Debtor, and the Secured Party may then file, with the U.S. Patent and Trademark Office (the “PTO”) or the U.S. Copyright Office (the “Copyright Office”), as appropriate, and any appropriate state and local filing offices, a written assignment (in each case, an “Assignment”) of Patents, Marks or Copyrights owned by such Debtor, each to be in substantially the form of Exhibits A, B and C, respectively, hereto; provided, however, Debtor shall not be required to assign any application for an intent-to-use a trademark or service mark, and further provided that no Assignment shall be executed, effective, exercised or filed by the Secured Party with the PTO or Copyright Office unless and until the occurrence of an Event of Default. THE INTEREST IN THE INTELLECTUAL PROPERTY COLLATERAL BEING GRANTED HEREUNDER IS NOT AND SHALL NOT BE CONSTRUED AS A CURRENT ASSIGNMENT.

2. General Provisions.

Debtor hereby represents and warrants to and covenants with the Secured Party as follows:

2.1 Title to Security; First Lien.

(a) The Intellectual Property Collateral listed on the Schedules (and any amendments thereto) hereto constitute all property rights of the Debtor described in Sections 1.2(a) through (d) hereof to which the Debtor has any right, title or interest (including any license right); provided that the parties recognize that for confidentiality purposes, none of the Debtor’s Trade Secrets are described or identified on such Schedules and none of Debtor’s non-registered

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copyrights are listed. As of the effective date of this Agreement, all of such Intellectual Property Collateral is subsisting, unrevoked and uncancelled and none of the foregoing has been adjudged unenforceable, in whole or in part. As of the effective date of this Agreement, the Debtor, to its actual knowledge, is the owner or is licensed to use or practice under all trademarks, service marks, patents, trade secrets and copyrights used in its business.

(b) Except as provided below, and except for non-exclusive licenses granted by the Debtor in the ordinary course of business, Debtor is the true and lawful sole and exclusive owner of the Intellectual Property Collateral, including any Intellectual Property Collateral acquired or arising after the date hereof, and the Intellectual Property Collateral is subject to no Lien, including covenants by the Debtor not to sue third Persons, other than Permitted Encumbrances and, except for the foregoing, no financing statement, security agreement, assignment, license, covenant not to sue, shop rights or other Lien instrument covering all or any part of the Intellectual Property Collateral is on file in any public office; and the Debtor will not execute or authorize to be filed in any public office any of the foregoing except in favor of the Secured Party or with respect to a Permitted Encumbrance. Notwithstanding the foregoing, the parties understand that in certain instances, discrete portions of the Intellectual Property Collateral may be jointly owned with third parties, or required to be assigned to such third party, either now or in the future, particularly with respect to any licenses, alliances, or other agreements covering or related to the development of intellectual property or improvements thereto.

(c) Upon (i) the giving of value to the Debtor by the Secured Party, (ii) the delivery to the Secured Party of any Intellectual Property Collateral consisting of Instruments or other collateral possession of which is required for perfection, (iii) the filing of proper financing statements on form UCC-1 (or other comparable form) in the appropriate filing offices, (iv) upon the filing of any notices of a security interest in the appropriate filing offices, and (v) the taking by the Secured Party of any other actions that may be required at law for the purpose of perfecting a security interest in intellectual property, the Secured Party will obtain a valid, enforceable first priority perfected Lien and security interest in the Intellectual Property Collateral except to the extent of any Liens or Permitted Encumbrances permitted hereby or under the Loan Agreement or related Loan documentation.

2.2 New Intellectual Property Collateral. Any Intellectual Property Collateral acquired or developed by any of the Debtor’s officers, directors, or employees in the course of the Debtor’s business shall be owned by the Debtor and shall be automatically subject to Section 1 hereof. Notwithstanding the foregoing, the parties understand that in certain instances, discrete portions of the Intellectual Property Collateral may be jointly owned with third parties, or required to be assigned to such third party, either now or in the future, particularly with respect to any licenses, alliances, or other agreements covering or related to the development of intellectual property or improvements thereto.

2.3 Chief Executive Office; Intellectual Property Collateral Locations. The Debtor’s chief executive office and the office where the Debtor keeps its books and records relating to the Intellectual Property Collateral, is located at the address first set forth above. The Debtor will not move its chief executive office unless (i) it shall have given to the Secured Party not less than

Citizens Bank New Hampshire Security Agreement (IP) – Micronetics et al.

thirty (30) days’ prior written notice of its intention so to do, clearly describing such new location and providing such other information in connection therewith as the Secured Party may reasonably request and (ii) with respect to such new location, it shall have taken all action satisfactory to the Secured Party to maintain the security interest of the Secured Party in the Intellectual Property Collateral to be granted hereby at all times fully perfected and in full force and effect. The originals of all documents evidencing the Intellectual Property Collateral and the only original records of the Debtor relating thereto are and will continue to be kept at such locations.

2.4 General Duties of the Debtor. Except to the extent that the Debtor determines that it is not commercially reasonable or necessary to do so and the same would not have a Material Adverse Effect, the Debtor shall use commercially reasonable efforts to (i) prosecute any patent, trademark, service mark or copyright application pending as of the date hereof or thereafter until the Secured Obligations shall have been paid in full, (ii) make application at the federal level on unpatented but patentable inventions that Debtor determines not to maintain as trade secrets and on trademarks, service marks and copyrights, in each case as Debtor in its reasonable discretion deems appropriate, (iii) preserve and maintain all rights in the Patents, Marks, Trade Secrets, Copyrights and Licenses, in each case as Debtor in its reasonable discretion deems appropriate, and (iv) fulfill its obligations under any and all Licenses, except with the prior written consent of the Secured Party or except where breach of a License is necessary to contest the scope or validity of a patent licensed to Debtor thereunder or to otherwise reduce or eliminate any royalty or other license fee payable by Debtor to a third party thereunder. Any expenses incurred in connection with the foregoing shall be borne by the Debtor, including, without limitation, any and all maintenance fees. Except to the extent that the Debtor determines that it is not commercially reasonable or necessary to do so and the same would not have a Material Adverse Effect, the Debtor shall not discontinue the payment of any maintenance fees without the prior written consent of the Secured Party.

2.5 Recording and Filing. Upon written request of Secured Party, the Debtor shall reimburse Secured Party for all recording, filing or other taxes, fees and other charges incurred by Secured Party with respect to any notices of security interest, financing statements and continuation statements filed or recorded by Secured Party with respect to the Intellectual Property Collateral, and shall comply with all such statutes and regulations, as may be required by law in order to establish, preserve, perfect and protect the first Lien (subject to the Permitted Encumbrances, if any) of the Secured Party in the Intellectual Property Collateral (including, without limitation, any interests acquired after the execution hereof) and the rights of the Secured Party thereunder.

2.6 Restrictions on Future Agreements. Debtor agrees that until the Secured Obligations shall have been paid in full, the Debtor will not, without the Secured Party’s prior written consent, sell, assign, pledge, encumber or otherwise transfer to any Person other than the Secured Party, any of the Debtor’s rights in its present or future Patents, Marks, Trade Secrets, Copyrights or Licenses, or enter into any other agreement, including, without limitation, a license agreement, which is inconsistent with the Debtor’s obligations under this Agreement, except (i) licenses by Debtor in the ordinary course of business or in connection with development of new

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business lines, development agreements, or strategic alliances, (ii) so-called end-user, non-exclusive licenses granted to the Debtor’s customers in the ordinary course of its business, and (iii) Liens in favor of the Secured Party pursuant hereto or in respect of the Permitted Encumbrances or other Liens permitted hereby or by the Loan Agreement or other Loan documents. Debtor further agrees that except as otherwise expressly provided in Section 2.4, it will not take any action, or permit any action to be taken by any affiliate of the Debtor or any other Person subject to the Debtor’s control, or fail to take any action, which would affect the validity or enforcement of the rights transferred to the Secured Party under this Agreement. Notwithstanding the foregoing, the parties understand that in certain instances, discrete portions of the Intellectual Property Collateral may be jointly owned with third parties, or required to be assigned to such third party, either now or in the future, particularly with respect to any licenses, alliances, or other agreements covering or related to the development of intellectual property or improvements thereto.

2.7 Infringements. To Debtor’s actual knowledge, there is no pending or threatened claim, action, suit or proceeding against the Debtor with respect to any alleged infringement by the Debtor’s business or operations of any trademark, service mark, patent, trade secret or copyright. Debtor agrees, promptly upon learning thereof, to notify the Secured Party in writing of the name and address of, and to furnish such pertinent information that may be available with respect to, any Person who may be infringing or otherwise violating any of the Debtor’s rights in and to any Intellectual Property Collateral, or with respect to any Person claiming that the Debtor’s use or practice of any Intellectual Property Collateral violates any property right of that Person. Except to the extent that the Debtor determines that it is not commercially reasonable or necessary to do so and the same would not have a Material Adverse Effect, Debtor further agrees, unless otherwise agreed by the Secured Party, diligently to prosecute and/or enjoin permanently any Person infringing any such rights, or to otherwise grant a license to such third party.

2.8 Amendments. Etc. Except to the extent that the Debtor determines that it is commercially reasonable or necessary to do so and the same would not have a Material Adverse Effect, and except as otherwise expressly permitted under Section 2.4, the Debtor shall not and shall not permit any documents, instruments, chattel paper, guarantees and contracts constituting or evidencing any Intellectual Property Collateral hereunder to be materially amended, modified or changed in any way without the prior written consent of the Secured Party. For the avoidance of doubt, the Secured Party recognizes that trademark, copyright or patent applications may be amended, modified or changed, either in a material or a non-material way, in the course of prosecuting such applications, and the Secured Party hereby expressly agrees that such amendments, modifications or changes are not prohibited hereunder and may be effected without the Secured Party’s consent.

2.9 Direction to Third Parties; Etc. Upon the occurrence of an Event of Default, the Debtor agrees (i) to cause payments, if any, on account of the Licenses with respect to which the Debtor is the licensor receiving such payments to be made directly to a cash collateral account established by the Secured Party and (ii) that the Secured Party may, at its option, directly notify the obligors with respect to any Licenses to make any payments with respect thereto as provided in the preceding clause. Except with respect to any such payments which are provided for the

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benefit of a third party (for example, a senior licensor), without notice to or assent by the Debtor, the Secured Party may apply any or all amounts therein, or thereafter deposited in, any cash collateral account in the manner provided in Section 8.7 hereof. The costs and expenses (including attorneys’ fees) of collection, whether incurred by the Debtor or the Secured Party, shall be borne by the Debtor.

2.10 Collection. Debtor shall endeavor to cause to be collected from the obligor under any License, as and when due (including, without limitation, amounts which are delinquent, such amounts to be collected in accordance with generally accepted lawful collection procedures) amounts, if any, owing under or on account of such License, and apply forthwith upon receipt thereof all such amounts as are so collected to the outstanding balance under such License, except that, prior to the occurrence of an Event of Default, the Debtor may allow in the ordinary course of business adjustments to amounts, if any, owing under its Licenses or an extension or renewal of the time or times of payment, or settlement for less than the total unpaid balance, which the Debtor deems appropriate in accordance with sound business judgment. The costs and expenses (including, without limitation, attorneys’ fees) of collection, whether incurred by the Debtor or the Secured Party, shall be borne by the Debtor.

2.11 Payments. Debtor shall pay or cause to be paid promptly when due all taxes and other governmental levies, to whomever and whenever laid or assessed, whether on this Agreement, or on or in respect of any of the Intellectual Property Collateral, which if unpaid might by law become a Lien upon any of the foregoing; provided, however, that, except to the extent otherwise provided in any other Loan Document, any such tax, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if the Debtor shall have set aside on its books appropriate reserves with respect thereto; and provided, further, that the Debtor will pay all such taxes, levies or other governmental charges forthwith upon the commencement of proceedings to foreclose any Lien which may have attached as security therefor.

2.12 Employees. Agents. Etc. To the extent necessary under the law to possess ownership of and exclusive rights to the Intellectual Property Collateral, Debtor has entered and will enter into written agreements with each of its present and future employees, agents and consultants with respect to the development, ownership and protection of the Intellectual Property Collateral. Notwithstanding the foregoing, the parties understand that in certain instances, discrete portions of the Intellectual Property Collateral may be jointly owned with third parties, or required to be assigned to such third party, either now or in the future, particularly with respect to any licenses, alliances, or other agreements covering or related to the development of intellectual property or improvements thereto.

2.13 Further Assurances. Upon the Secured Party’s request from time to time, the Debtor will make, execute, endorse, acknowledge, file and/or deliver, and file and record in the proper filing and recording places, if applicable, all such instruments, including without limitation transfer endorsements, powers of attorney, certificates, reports and other assurances, and take all such action as the Secured Party or counsel for the Secured Party may reasonably deem necessary or advisable to carry out the intent and purposes of this Agreement, or for

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assuring and confirming to the Secured Party the Intellectual Property Collateral and the priority of the Secured Party’s Lien therein provided for hereunder.

3. Special Provisions Concerning Marks and Licenses.

3.1 Maintenance of Records. Debtor will keep and maintain at its own cost and expense reasonably complete records of its Marks and Licenses, and Debtor will make the same available to the Secured Party for inspection, at the Debtor ‘s own cost and expense, at any and all reasonable times upon demand; provided that if any attorney-client privileged information would thereby be disclosed, Debtor shall not be required to disclose such records or information unless the Secured Party executes a confidentiality and commonality of interest agreement that would be sufficient to preserve the attorney-client privilege. Subject to the preceding limitation, Debtor shall, at its own cost and expense, deliver copies of all tangible evidence of its Marks and Licenses (including, without limitation, all Certificates of Registration relating to Marks and all Licenses) and such books and records relating thereto (including, in the case of Marks, file histories with regard to the prosecution and registration of such Marks, to the extent within the possession or control of the Debtor) to the Secured Party or to its representatives (copies of which evidence and books and records may be retained by the Debtor) at any time upon its demand.

3.2 Standards of Quality. The Debtor has heretofore controlled, and will hereafter continue to control, the nature and quality of the goods and services in respect of which any Mark is used by any Person.

3.3 Maintenance of Applications and Registrations. Except to the extent that the Debtor determines that it is not commercially reasonable or necessary to do so and the same would not have a Material Adverse Effect, and except with respect to Marks that Debtor determines in its reasonable discretion to abandon, with respect to trademark applications filed by Debtor, and trademark registrations obtained by Debtor, Debtor shall, at its own expense, diligently process all documents required by the Trademark Act of 1946, 15 U.S.C. §§ 1051 et seq., as amended, to maintain its trademark and service mark registrations and its pending applications with respect thereto, including, but not limited to, statements and affidavits of use and applications for renewals of registration, and shall pay all fees and disbursements in connection therewith.

4. Special Provisions Concerning Patents.

4.1 Maintenance of Applications and Patents. Except to the extent that the Debtor determines that it is commercially reasonable or necessary to do so and the same would not have a Material Adverse Effect, and except with respect to non-material Patents that Debtor determines in its reasonable discretion to abandon, at its own expense, Debtor shall make timely payment of all post-issuance fees required to maintain in force rights under each Patent.

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5. Special Provisions Concerning Trade Secrets.

5.1 Maintenance. Except to the extent that the Debtor determines that it is not commercially reasonable or necessary to do so and the same would not have a Material Adverse Effect, each Trade Secret of the Debtor which is legally protectable as a trade secret has been preserved as “secret” and suitable security precautions have been taken with respect to each such Trade Secret, including confidentiality and noncompetition agreements with its employees, agents, officers and directors.

6. Reserved.

7. License. For avoidance of doubt, in the event that applicable law deems that this Agreement serves to transfer ownership of any of the Intellectual Property Collateral to the Secured Party, then unless and until there shall exist an Event of Default and the Secured Party has given notice to the Debtor of the Secured Party’s intention to exercise its rights under this Agreement, the Secured Party hereby grants to the Debtor, without representation or warranty by the Secured Party and subject to the security interests of the Secured Party granted by the Debtor hereunder, the exclusive, world-wide, nontransferable, sublicensable (subject to the restrictions set forth in this Agreement) right and license (i) of all of the rights under any License contained within such transferred Intellectual Property Collateral; (ii) to use the Marks, Trade Secrets and Copyrights on and in connection with goods and services sold or provided by the Debtor, (iii) under the Patents, to make, have made for it, use, import and sell the inventions disclosed and claimed in the Patents, and (iv) to collect any and all royalties under any sublicenses granted by the Debtor. The Debtor agrees not to sell or assign its interest in, or grant any sublicense (except as permitted under this Agreement) under the license granted to the Debtor in this Section, without the prior written consent of the Secured Party. Debtor shall have the right to maintain and prosecute any such Copyright, Mark, Patent or Trade Secret, or any application therefore, and to prosecute any infringers or misappropriators of any such Copyright, Mark, Patent or Trade Secret, and the Secured Party will reasonably cooperated with Debtor, at Debtor’s cost and expense, as requested by Debtor.

8. Rights and Remedies of Secured Party.

8.1 Rights Exercisable Regardless of Event of Default. Whether or not an Event of Default exists, the Secured Party shall have the following rights:

(a) Except with respect to Patents, Trademarks or Copyrights that are intentionally abandoned by Debtor, the Secured Party is hereby specifically authorized to make, at the Secured Party’s sole option, any or all payments required to be made either hereunder or otherwise in respect of the Intellectual Property Collateral by Debtor. Such payments may include, but are not limited to, payments for maintenance fees, taxes, and other governmental levies, and insurance premiums. After the occurrence of an Event of Default, the Secured Party shall have the right,

Citizens Bank New Hampshire Security Agreement (IP) – Micronetics et al.

but not the duty, to perform any obligations of the Debtor relating to the Intellectual Property Collateral, without waiving any other rights or releasing Debtor from any obligation hereunder.

(b) After the occurrence of an Event of Default, the Secured Party shall have the right, but not the duty, to intervene or otherwise participate in any legal or equitable proceeding which, in the Secured Party’s sole judgment, affects the Intellectual Property Collateral or any of the rights created or secured by this Agreement.

Such rights may be exercised by the Secured Party at any time (except as otherwise expressly provided above), but only after notice to the Debtor, and only to the extent permitted by law and necessary to protect the Secured Party’s rights hereunder and in the Intellectual Property Collateral.

8.2 Power of Attorney. In order to permit the Secured Party to operate Debtor’s business without interruption and to use the Marks and associated goodwill in conjunction therewith and other Intellectual Property Collateral, and otherwise to effectuate the intent of the parties hereto, upon an Event of Default, Debtor hereby appoints the Secured Party the true and lawful attorney-in-fact for the Debtor with full power of substitution, in its name or in the name of the Debtor or otherwise, for the sole benefit of the Secured Party but at the sole expense of the Debtor, without notice to or demand upon the Debtor, at any time thereafter(i) to execute in the Debtor’s name the Assignments; (ii) to notify any party, and to demand, collect, receive payment of, receipt for, settle, compromise or adjust and give discharges and releases with respect to, any Intellectual Property Collateral; (iii) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect any monies due to the Debtor and to enforce any rights pursuant to any Intellectual Property Collateral or any other rights in respect thereof including suits for infringement; (iv) to defend any suit, action, or proceeding brought against the Debtor in respect of any Intellectual Property Collateral; (v) to settle, compromise or adjust any suit, action or proceeding described in clauses (iii) or (iv) above and, in connection therewith, to give such discharges, terminations or releases as the Secured Party may deem appropriate; (vi) to endorse the name of the Debtor on checks, notes, drafts, acceptances, money orders, or other instruments or documents constituting payments on account of any Intellectual Property Collateral; (vii) to sign and file or record the foregoing described Assignments or any financing or other statement in order to perfect or protect the Secured Party’s security interest in the Intellectual Property Collateral; (viii) to prosecute any applications, renewals and other matters in connection with any of the Intellectual Property Collateral and to sign the name of the Debtor on any and all agreements, documents, statements, certificates or other writings necessary or advisable to effect such purposes; (ix) generally to sell, assign, transfer, pledge, make any agreement in respect of or otherwise deal with any Intellectual Property Collateral, including any new Intellectual Property Collateral, as fully and completely as though the Secured Party were the absolute owner thereof for all purposes. The powers vested in the Secured Party are, and shall be deemed to be, coupled with an interest and irrevocable. The powers conferred on the Secured Party by this Agreement shall terminate upon the termination of this Agreement, and are solely to protect the Secured Party’s interest and shall not impose upon the Secured Party any duty to exercise any such power, and if the Secured Party shall exercise any such power, the Secured Party shall be accountable only for amounts that the Secured Party

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actually receives as a result thereof and shall not be responsible to the Debtor except for willful misconduct.

8.3 Effect of Exercise of Rights. Any sums paid, and any costs or expenses, including reasonable attorneys’ fees, incurred by the Secured Party, pursuant to the Secured Party’s exercise of rights specified or referred to herein, shall: (a) as between the parties hereto and their successors-in-interest, be deemed valid, so that in no event shall the necessity or validity of any such payments, costs or expenses be disputed; and (b) with respect to such sums, costs and expenses, be, until paid, part of the Secured Debt and, until paid, shall accrue interest at the Default Rate.

8.4 Remedies. Upon the occurrence of any Event of Default, the Secured Party may at any time thereafter, at its option and, upon seven (7) days written notice, exercise any or all of the following rights and remedies, subject in each instance to the provisions of Section 1.1 above:

(a) collect, receive, appropriate and realize upon the Intellectual Property Collateral or any part thereof;

(b) exercise any or all of the rights and remedies granted to it under this Agreement or any other Loan Document and take such other actions or proceedings as the Secured Party deems necessary or advisable to collect or enforce or to protect its interest in the Secured Debt or the Intellectual Property Collateral;

(c) enter, with or without process of law and without breach of the peace, any premises where the Intellectual Property Collateral or the books and records of the Debtor related thereto are or may be located, and without charge or liability to the Secured Party therefor seize and remove any tangible personal property evidencing the Intellectual Property Collateral (and copies of said Debtor’s books and records in any way relating to the Intellectual Property Collateral) from said premises and/or remain upon said premises and use the same (together with said books and records) for the purpose of collecting, preparing for sale and disposing of the Intellectual Property Collateral;

(d) exercise any one or more of the rights and remedies accruing to the Secured Party under any applicable law, or as provided herein or in the Loan Documents. The Debtor recognizes that in the event it fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, no remedy at law will provide adequate relief to the Secured Party, and the Debtor agrees that the Secured Party shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages; and

(e) exercise any and all of the rights and remedies of a secured party under the Uniform Commercial Code or comparable statute in the applicable jurisdiction, including, without limitation, the right to exercise all of the following rights and remedies:

Citizens Bank New Hampshire Security Agreement (IP) – Micronetics et al.

(i)	declare the entire right, title and interest of the Debtor in and to each of the Marks, together with all trademark rights and rights of protection to the same, vested, in which event such rights, title and interest shall immediately vest, in the Secured Party;

(ii)	declare the entire right, title and interest of the Debtor in and to each of the Patents and Copyrights vested, in which event such right, title and interest shall immediately vest in the Secured Party;

(iii)	to take and practice or use all or any portion of the Intellectual Property Collateral;

(iv)	to sell, license, or otherwise dispose of any or all of the Intellectual Property Collateral, including the goodwill of the Debtor’s business symbolized by the Marks and the right to carry on the business and use the assets of the Debtor in connection with which the Marks have been used;

(v)	to apply the proceeds of the Intellectual Property Collateral towards (but not necessarily in complete satisfaction of) the Secured Obligations; and/or

(vi)	to direct the Debtor to refrain from practicing or using the Intellectual Property Collateral in any manner whatsoever, directly or indirectly, and, if requested by the Secured Party, change the Debtor’s corporate name to eliminate therefrom any use of any Mark, as applicable, and execute such other and further documents that the Secured Party may request to further confirm this and to transfer ownership of the Intellectual Property Collateral and any associated goodwill to the Secured Party.

Any sale or other disposition of the Intellectual Property Collateral may be at public or private sale upon such terms and in such manner as the Secured Party deems advisable, having due regard to compliance with any statute or regulation which might affect, limit, or apply to the Secured Party’s disposition of the Intellectual Property Collateral. Unless otherwise permitted by law (in which event the Secured Party shall provide the Debtor with such notice as may be practicable under the circumstances), the Secured Party shall give the Debtor at least the greater of the minimum notice required by law or seven (7) days prior written notice of the date, time, and place of any proposed public sale of, and of the date after which any private sale or other disposition, of the Intellectual Property Collateral, or any portion thereof, is to be made.

Such options may be exercised individually, sequentially or in concert, all such remedies being cumulative, the exercise of one not being deemed a waiver of any other or a cure of any Event of Default. An Event of Default shall not be deemed to be in existence or to be continuing

Citizens Bank New Hampshire Security Agreement (IP) – Micronetics et al.

for any purpose of this Agreement if the Secured Party pursuant to this Agreement shall have waived such event in writing or stated in writing that the same has been cured to its reasonable satisfaction, but no such waiver shall extend to or affect any subsequent Event of Default or impair any rights of the Secured Party upon the occurrence thereof.

8.5 Waivers and Enforcement of Rights. The failure of the Secured Party to exercise any right or remedy or option provided for herein or otherwise shall not be deemed to be a waiver of any of the covenants or obligations secured by this Agreement or otherwise. No sale of all or any of the Intellectual Property Collateral, no forbearance on the part of the Secured Party, no release or partial release of any of the Intellectual Property Collateral, and no extension; whether oral or in writing, of the time for the payment of the whole or any part of the Secured Debt or any other indulgence given by the Secured Party to the Debtor or any other Person, shall operate to release or in any manner affect the Lien of the Agreement or the original liability of the Debtor. A waiver by the Secured Party on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion. No waiver or consent shall be binding upon the Secured Party unless it is in writing and signed by the Secured Party. Debtor waives any requirement of diligence or promptness on the Secured Party’s part in the enforcement of its rights under the provisions of this Agreement or any Loan Document. To the fullest extent the Debtor may do so, the Debtor agrees that it will not at any time insist upon, plead, claim or take the benefit or advantage of any law now or hereafter in force providing for any appraisement, valuation, stay, extension or redemption, and the Debtor, to the extent permitted by law, hereby waives and releases all rights of redemption, valuation, appraisement, stay of execution, notice of election to mature or declare due the whole of the Secured Obligations and marshalling in the event of foreclosure of the Liens hereby created. The Secured Party shall not be required to marshal the Intellectual Property Collateral, or any other Security in any particular order. The Debtor hereby covenants and agrees that it will not enforce or otherwise exercise any rights of reimbursement, subrogation, contribution or other similar rights against any co-obligor or any other Person obligated on or with respect to any Secured Obligations or granting any Security prior to the payment in full of the Secured Obligations. If any law referred to in this Section and now in force, of which the Debtor or its representatives, successors and assigns or other Person may take advantage despite this Section, shall hereafter be repealed or cease to be in force, such law shall not thereafter be deemed to preclude the application of this Section. To the extent permitted by law and except as otherwise provided in this Agreement and the other Loan Documents, the Debtor expressly waives and relinquishes any and all rights and remedies which it may have or be able to assert by reason of the laws of the State of New Hampshire pertaining to the rights and remedies of sureties. With respect to any or all of the Secured Obligations and Intellectual Property Collateral, the Debtor assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release the Intellectual Property Collateral, to the addition or release of any Person primarily or secondarily liable, to the acceptance of partial payments thereon and the settlement, compromising or adjusting thereof, all at such time or times as the Secured Party may deem advisable, and the Debtor agrees that the Secured Party may so act without regard to any requests or demands by the Debtor and without thereby incurring any liability to the Debtor or releasing the Debtor hereunder.

Citizens Bank New Hampshire Security Agreement (IP) – Micronetics et al.

8.6 Duty to Intellectual Property Collateral. Anything herein contained to the contrary notwithstanding, neither the Secured Party nor any nominee or assignee shall have any obligation or liability by reason of or arising out of this Agreement to make any inquiry as to the nature or sufficiency of, to present or file any claim with respect to, or to take any action to collect or enforce the payment of, any amounts to which it may be entitled at any time or times by virtue of this Agreement. The Secured Party makes no representations or warranties with respect to the Intellectual Property Collateral or any part thereof, and shall not be chargeable with any obligations or liabilities of the Debtor or any other Person with respect thereto.

8.7 Application of Proceeds. The proceeds of all collections and any other moneys (including any cash contained in the Intellectual Property Collateral), the application of which is not otherwise herein or in any other Loan Document provided for, shall be applied as follows:

First, to the payment of the costs and expenses of collection, sale or other disposition of the Intellectual Property Collateral, including the reasonable compensation of the Secured Party and its counsel, and all other charges against the Intellectual Property Collateral;

Second, any surplus then remaining to the payment of the Secured Obligations secured by such Intellectual Property Collateral in such order and manner as the Secured Party in its sole discretion may determine; and

Third, any surplus then remaining shall be paid to the Debtor, subject, however, to the rights of the holders of any then existing Lien or as otherwise required by law.

9. Definitions.

9.1 Unless otherwise defined herein, terms used herein shall have the meanings set forth in the Security Agreement or in the Loan Agreement. For purposes of this Agreement, the following terms defined elsewhere in this Agreement and as set forth below shall have the respective meanings therein and herein defined:

Term	Definition

“Agreement”	Preamble
“Assignment”	Section 1.3
“Copyright Office”	Section 1.3
“Copyrights”	Section 1.2 (d)
“Debtor”	Preamble
“Intellectual Property Collateral”	Section 1.2
“Licenses”	Section 1.2 (e)
“Loan Document”	Section 10.10
“Marks”	Section 1.2 (b)
“Patents”	Section 1.2 (a)

Citizens Bank New Hampshire Security Agreement (IP) – Micronetics et al.

“PTO”	Section 1.3
“Secured Party”	Preamble
“Security Agreement”	Preamble
“Trade Secrets”	Section 1.2 (c)

9.2 “Secured Obligations” as used herein shall have the same meaning as in the Security Agreement.

10. General.

10.1 Fees and Expenses. Any and all fees, costs and expenses, of whatever kind or nature, including the reasonable attorney’s fees and legal expenses incurred by the Secured Party in connection with the preparation of this Agreement and all other documents relating hereto and the consummation of the transactions contemplated hereby, the filing or recording of any documents (including all taxes in connection therewith) in public offices, the payment or discharge of any taxes, counsel fees, maintenance fees, encumbrances or otherwise protecting, maintaining or preserving the Intellectual Property Collateral, or in defending or prosecuting any actions or proceedings arising out of or related to the foregoing, shall be borne and paid by the Debtor on demand by the Secured Party.

10.2 Defeasance. When all Secured Obligations have been indefeasibly paid and performed in full and no further obligation on the part of the Secured Party or the Debtor shall exist, this Agreement shall cease and terminate, and the Intellectual Property Collateral furnished hereunder shall revert to the Debtor and the estate, rights, title, and interest of the Secured Party therein shall cease, and thereupon on the Debtor’s written request and at its cost and expense, the Secured Party shall execute proper instruments, acknowledging satisfaction of and discharging this Agreement, together with any assignments executed hereunder, and if any such assignments have become effective as a result of an Event of Default, Secured Party shall promptly assign to Debtor such Intellectual Property Collateral then remaining in the Secured Party’s possession, and the Secured Party shall redeliver to the Debtor the Intellectual Property Collateral furnished hereunder then in its possession and take such other actions to effect the foregoing as the Debtor may reasonably request; subject, however, to the terms and provisions contained in Section 10.3 hereof.

10.3 Survival. All covenants, agreements, representations and warranties made herein or in any other Loan Document and in certificates delivered pursuant hereto or thereto shall be deemed to have been material and relied upon by the Secured Party, notwithstanding any investigation made by the Secured Party or on the Secured Party’s behalf, and shall survive the execution and delivery to the Secured Party hereof and thereof. Each such covenant, agreement, representation and warranty is hereby confirmed by the Debtor to be true and correct in all respects with the same force and effect on and as of the date of the execution of this Agreement.

10.4 Amendments. This Agreement may not be waived, changed or discharged orally, but only by an agreement in writing and signed by the Secured Party, and any oral waiver, change

Citizens Bank New Hampshire Security Agreement (IP) – Micronetics et al.

or discharge of any provision of this Agreement shall be without authority and of no force and effect.

10.5 Successors and Assigns. The covenants, representations, warranties and agreements herein set forth shall be binding upon the Debtor, its successors and assigns and shall inure to the benefit of the Secured Party, its successors and assigns. Any purchaser, assignee or transferee of any of the Secured Obligations and the Secured Party’s security interest hereunder shall forthwith become vested with and entitled to exercise all the powers and rights given by this Agreement and the other Loan Documents to the Secured Party, as if said purchaser, assignee, transferee or pledges were originally named herein.

10.6 Entire Agreement: Separability; Governing Law. This Agreement, any Schedules or Exhibits hereto and any riders or other attachments, and the other Loan Documents constitute the entire agreement between the parties with respect to the subject matter hereof. If at any time one or more provisions of this Agreement or any Loan Document, any amendment or supplement thereto or any related writing is or becomes invalid, illegal or unenforceable in whole or in part in any jurisdiction, the validity, legality and enforceability of such provision in any other jurisdiction or of the remaining provisions shall not in any way be affected or impaired thereby. This Agreement shall be governed by the laws of the State of New Hampshire without regard to its conflict of laws provisions.

10.7 Counterparts. This Agreement may be executed in as many counterparts as may be deemed necessary and convenient, and by the different parties hereto on separate counterparts, each of which when so executed shall be deemed an original, but all such counterparts shall constitute one and the same instrument.

10.8 Singular or Plural; Joint or Several. The term “Debtor,” together with any pronoun referring thereto, shall include the singular, plural, masculine, feminine and neuter, as the context may require; and if more than one Person constitutes the Debtor, the obligations of such Persons shall be joint and several.

10.9 Headings. The headings to Sections appearing in this Agreement and in any Loan Document have been inserted for the purpose of convenience and ready reference. They do not purport to, and shall not be deemed to, define, limit or extend the scope or intent of the Sections to which they appertain.

10.10 Loan Document. This Agreement shall constitute a “Loan Document” as defined in the Loan Agreement. The terms and provisions of this Agreement are intended to supplement the terms and provisions of the security portions of the Security Agreement and are not intended to limit the force or effect of such provisions.

10.11 Confidentiality. In handling any confidential information, the Secured Party shall exercise the same degree of care that it exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that the disclosure of this information may be

Citizens Bank New Hampshire Security Agreement (IP) – Micronetics et al.

made (i) to the affiliates of the Secured Party, (ii) to prospective transferee or purchasers of an interest in the obligations secured hereby, provided that they have entered into a comparable confidentiality agreement in favor of the Debtor, (iii) as required by law, regulation, rule or order, subpoena judicial order or similar order and (iv) as may be required in connection with the examination, audit or similar investigation of the Debtor.

IN WITNESS WHEREOF, this instrument has been executed under seal as of the day and year first above written.

DEBTOR:

MICRONETICS, INC.

	By:	/s/ David Robbins
Witness		David Robbins, President

MICROWAVE & VIDEO SYSTEMS, INC.

	By:	/s/ David Robbins
Witness		David Robbins, President

ENON MICROWAVE, INC.

	By:	/s/ David Robbins
Witness		David Robbins, President

MICROWAVE CONCEPTS, INC.

	By:	/s/ David Robbins
Witness		David Robbins, President

STEALTH MICROWAVE, INC.

	By:	/s/ David Robbins
Witness		David Robbins, Vice President

Citizens Bank New Hampshire Security Agreement (IP) – Micronetics et al.

SECURED PARTY:

CITIZENS BANK NEW HAMPSHIRE

	By:	/s/ Timothy J. Whitaker
Witness		Timothy J. Whitaker, Senior Vice President